EXHIBIT 4.1

STOCK WARRANT

THIS WARRANT AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER SECURITIES LAWS, HAVE BEEN TAKEN FOR INVESTMENT, AND MAY NOT BE SOLD OR TRANSFERRED OR OFFERED FOR SALE OR TRANSFER UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN THE OPINION OF COUNSEL TO THE ISSUER OF THESE SECURITIES, SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.

Date: November 30, 2011

WARRANT TO PURCHASE
16,138,938 SHARES OF COMMON STOCK
 OF CAREADVANTAGE, INC.

CareAdvantage, Inc., 485-A Route One South, Suite 200, Iselin, New Jersey 08830, a Delaware corporation (the “Company”), hereby certifies that for value received, InterComponentWare AG, Altrottstrasse 31, 69190 Walldorf, Germany, a German aktiengesellschaft (the “Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time-to-time on or after the date of issuance and on or before 5:00 p.m. (Eastern Daylight Time) on November 30, 2021, up to 16,138,938 shares of Common Stock ($0.001 par value per share) of the Company, at a per share purchase price equal to the Fair Market Value of the Common Stock on the Date of Purchase. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price," respectively. As used herein, “Fair Market Value of the Common Stock on the Date of Purchase” shall have the meaning provided by Section 2, below.

1. EXERCISE PERIOD. This Warrant will terminate automatically and immediately upon the earlier of (i) the 5:00 p.m. (Eastern Daylight Time) on November 30, 2021, or (ii) the sale of all or substantially all of the assets of the Company or an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization or series of related transactions in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the surviving corporation, the surviving entity or the entity that controls such surviving entity.

2. EXERCISE OF WARRANT. This Warrant may be exercised, in whole or in part, at any time and from time to time prior to its termination. Such exercise shall be accomplished by tender to the Company of the Purchase Price as determined in this Section 2, either in cash, by wire transfer or by certified check or bank cashier's check, payable to the order of the Company, together with presentation and surrender to the Company of this Warrant with an executed subscription in substantially the form attached hereto as Exhibit A (the "Subscription"). Upon receipt of the foregoing, the Company will deliver to the Holder, as promptly as possible, a certificate or certificates representing the shares of Common Stock so purchased, registered in the name of the Holder or its transferee (as permitted under Section 3 below). With respect to any exercise of this Warrant, the Holder will for all purposes be deemed to have become the holder of record of the number of shares of Common Stock purchased hereunder on the date a properly executed Subscription and payment of the Purchase Price is received by the Company (the "Exercise Date"), irrespective of the date of delivery of the certificate evidencing such shares or whether the stock transfer books of the Company are closed on such date. Fractional shares of Common Stock will not be issued upon the exercise of this Warrant. In lieu of any fractional shares that would have been issued but for the immediately preceding sentence, the Holder will be entitled to receive cash equal to the Current Market Price of such fraction of a share of Common Stock on the trading day immediately preceding the Exercise Date. In the event this Warrant is exercised in part, the Company shall issue a new Warrant to the Holder covering the aggregate number of shares of Common Stock as to which this Warrant remains exercisable.  The Company will use reasonable best efforts to ensure that the Warrant Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the shares of Common Stock are listed or traded.

For purposes of this Warrant, "Fair Market Value of the Common Stock on the Date of Purchase" shall mean as of any Exercise Date: (i) if the principal trading market for such securities is a national securities exchange, the NASDAQ Stock Market or the Over-the-Counter Bulletin Board (or a similar system then in use), the mean average of last reported sales or closing price on the principal market for each of the ten (10) trading days ending on the business day preceding the Exercise Date; or (ii) if for any trading day in clause (i) there is no reported sales or closing price but bid and asked prices for shares of Common Stock are reported by the OTC Markets Group, Inc. (or similar service then in use), then for any such trading day the mean average of the closing bid and asked prices shall be used in lieu of a reported sales or closing price; or (iii) if there is no last reported sales price or closing bid and ask prices, as the case may be, for not more than five (5) trading days in clause (i), then the mean average shall be computed by using those trading days for which the last reported sales price or closing bid and ask prices are available; or (iv) if there is no last reported sales price or closing bid and ask prices, as the case may be, for more than five (5) trading days in clause (i), then the Fair Market Value of the Common Stock on the Date of Purchase shall be determined in good faith by, and reflected in a formal resolution of, the board of directors of the Company.

3. TRANSFERABILITY. This Warrant and all rights hereunder are not transferrable except to a subsidiary of the Holder.

4. ADJUSTMENTS TO NUMBER OF SHARES SUBJECT TO WARRANT. In case the Company shall (i) pay a dividend or make a distribution in shares of Common Stock to holders of shares of Common Stock, (ii) split, subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock other securities of the Company, then at the time of the record date for such dividend or on the effective date of such split, subdivision, combination or reclassification, and the number and kind of securities issuable on such date, shall be proportionately adjusted so that the Holder of the Warrant thereafter exercised shall be entitled to receive the aggregate number and kind of shares of Common Stock (or such other securities other than Common Stock) of the Company, that, if such Warrant had been exercised immediately prior to such date, the Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, split, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this Section 4 shall occur.

5. RESERVATION OF SHARES. The Company agrees at all times to reserve and hold available out of its authorized but unissued shares of Common Stock the number of shares of Common Stock issuable upon the full exercise of this Warrant. The Company further covenants and agrees that all shares of Common Stock that may be delivered upon the exercise of this Warrant will, upon delivery, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the purchase thereof hereunder.

6. NOTICES TO HOLDER. Upon any adjustment of the number of shares of Common Stock purchasable upon the exercise of this Warrant pursuant to Section 4, the Company shall promptly thereafter cause to be given to the Holder written notice of such adjustment. Such notice shall include the number of shares of Common Stock purchasable upon the exercise of this Warrant after such adjustment, and shall set forth in reasonable detail the Company's method of calculation and the facts upon which such calculations were based. Where appropriate, such notice shall be given in advance and included as a part of any notice required to be given under the other provisions of this Section 6.

In the event of (a) any fixing by the Company of a record date with respect to the holders of any class of securities of the Company for the purpose of determining which of such holders are entitled to dividends or other distributions, or any rights to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, (b) any capital reorganization of the Company, or reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets or business of the Company to, or consolidation or merger of the Company with or into, any other entity or person, or (c) any voluntary or involuntary dissolution or winding up of the Company, then and in each such event, the Company will give the Holder a written notice specifying, as the case may be (i) the record date for the purpose of such dividend, distribution, or right, and stating the amount and character of such dividend, distribution, or right; or (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, conveyance, dissolution, liquidation, or winding up is to take place and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such capital stock or securities receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock securities) for securities or other property deliverable upon such event.  The Company shall deliver such notice to the Holder at least ten (10) business days prior to the date specified therein.

7. NO RIGHTS AS A STOCKHOLDER. Before the Exercise Date, this Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company, nor to any other rights whatsoever except the rights herein set forth.

8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company, the Holder, and their respective successors and permitted assigns.

9. NOTICES. Any notice hereunder shall be given by Federal Express or other overnight delivery service, or registered or certified mail if to the Company, at its principal executive office and, if to the Holder, to its address shown above; provided, however, that either the Company or the Holder may at any time on three days prior written notice to the other designate or substitute another address where notice is to be given. Notice shall be deemed given and received after a Federal Express or other overnight delivery service is delivered to the carrier or a certified or registered letter, properly addressed with postage prepaid, is deposited in the U.S. mail.

10. SEVERABILITY. Every provision of this Warrant is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the remainder of this Warrant.

11. GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of choice of laws thereof.

12. ENTIRE AGREEMENT. This Warrant (including the Exhibits attached hereto) constitutes the entire understanding between the Company and the Holder with respect to the subject matter hereof, and supersedes all prior negotiations, discussions, agreements and understandings relating to such subject matter.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first set forth above.

CareAdvantage, Inc.	InterComponentWare AG

By: /s/ Dennis J. Mouras Dennis J. Mouras President & Chief Executive Officer	By: _______________________ Peter Kirschbauer Chief Executive Officer

By: _______________________ Matthias Glück Chief Financial Officer